Keane Announces New Credit Facility

HOUSTON, Texas (February 21, 2017) – Keane Group, Inc. ("Keane" or the "Company") announced today that on February 17, 2017 the Company entered into a new $150 million asset-based revolving credit facility (the "New ABL Facility”), to replace its existing $100 million asset-based revolving credit facility. The New ABL Facility will mature on February 17, 2022. In addition, subject to approval by the applicable lenders and other customary conditions, the New ABL Facility allows for an increase in the participant’s commitments of up to an additional $75 million, if desired.

"We are pleased to announce this new credit facility and appreciate the ongoing and increased support of our bank group," said James C. Stewart, Chief Executive Officer of Keane. "Our new facility maintains our strong balance sheet position, further improves our financial flexibility, and enhances our ability to pursue growth organically and through potential complementary acquisitions. The more favorable terms of the New ABL Facility is reflective of current market conditions and allows us to most efficiently participate in the market recovery."

BofA Merrill Lynch, J.P. Morgan, Morgan Stanley, Citigroup and PNC Capital Markets LLC acted as the joint lead arrangers and joint book runners for the New ABL Facility. Bank of America, N.A. will serve as the administrative agent for the New ABL Facility.

For further information regarding the New ABL Facility, please refer to the Company’s current report on Form 8-K to be filed with the Securities and Exchange Commission.

About Keane Group, Inc.

Headquartered in Houston, Texas, Keane is one of the largest pure-play providers of integrated well completion services in the U.S., with a focus on complex, technically demanding completion solutions. Keane's primary service offerings include horizontal and vertical fracturing, wireline perforation and logging and engineered solutions, as well as other value-added service offerings. Keane prides itself on its outstanding employee culture, its efficiency and its ability to meet and exceed the expectations of its customers and communities in which it operates.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Keane’s current expectations and are subject to uncertainty and changes in circumstances.

Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond Keane's control. Any forward-looking statement in this release speaks only as of the date of this release. Keane undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contacts:

Investors

Marc Silverberg

ICR

Marc.Silverberg@icrinc.com

646-277-1293

Media

Jake Malcynsky

ICR

Jake.Malcynsky@icrinc.com

203-682-8375